EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS STRONG

THIRD QUARTER FISCAL 2022 FINANCIAL RESULTS

●	Record backlog of $338.2 million as of June 30, 2022, up 20.5% from previous quarter and up 124.1% year-over-year. Order entry of $181.5 million for the quarter, with aerospace order entry of $100.1 million and 3.2 million pounds, one of the best in the Company’s history in both dollars and pounds.
●	Net revenue of $130.2 million, up 11.2% versus previous quarter and 47.7% over same period last year. Revenue strength driven by Aerospace net revenues of $61.0 million, up 15.2% versus previous quarter and 79.6% over the same period last year. Aerospace revenue at 95% of pre-pandemic 2019 average.
●	Gross margin continued to improve to 25.5%, up 550 basis points from the previous quarter and 1,000 basis points from the third quarter of last year. Raw material tailwinds estimated to be $4.1 million or 3.1 margin points. Excluding estimated raw material impacts from both this year and last year, the gross margin improvement is 930 basis points.
●	Operating income of $20.4 million leading to Adjusted EBITDA of $26.1 million, 20.0% of revenue, exceeding a $100 million annual run-rate, as the 25% lower volume breakeven point providing profitability leverage as volumes increase (See schedule 6).
●	Net income of $15.6 million, up from the previous quarter’s $8.5 million. Diluted earnings per share of $1.24, up 85% from $0.67 of the previous quarter.
●	Revolver balance of $46.5 million, with increase driven by the strong backlog growth as investments in work-in-process inventory required to fuel revenue growth. Revolver utilization 46.5% with liquidity remaining solid at $62.9 million.
●U.S pension plan at approximately 92% funded with net liability at $20.2 million, down from $105.8 million beginning of last fiscal year.
●	Capital investment in the first nine months of fiscal year 2022 of $11.5 million. Revised estimate for fiscal 2022 capital expenditures of $15.0 million, down from $17.7 million due to equipment supply chain constraints.
●	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, July 28, 2022 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter ended June 30, 2022.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our core markets are growing and we’ve executed very well on our key initiatives. The result is a quarter that finished with a record backlog, double-digit revenue growth, 25.5% gross margin, rapidly increasing earnings, and an Adjusted EBITDA of $26 million”, said Michael L. Shor, President and Chief Executive Officer. “As we look forward, we are very encouraged by increasing demand across all of our major markets, including a record $100 million in aerospace order entry in our third quarter.  This provides enthusiasm for our future, especially when combined with the bottom line impact of our ongoing relentless focus on innovation, high-value differentiated products and services, and our operational improvements.”

3rd Quarter Results

Net Revenues.  Net revenues were $130.2 million in the third quarter of fiscal 2022, an increase of 47.7% from $88.1 million in the same period of fiscal 2021 due to increases in volume in key markets, combined with increases in average selling price per pound in all markets.  Volume was 4.5 million pounds in the third quarter of fiscal 2022, an increase of 21.7% from 3.7 million pounds in the same period of fiscal 2021.  The increase in pounds sold is due to the demand recovery and strong sales in the aerospace market, which increased by 58.2%, as well as the chemical processing market, which increased by 8.4% from the third quarter of fiscal 2021.  The product average selling price was $27.23 per pound in the third quarter of fiscal 2022, an increase of 23.1% from $22.12 per pound in the same period of fiscal 2021.   The increase in product average selling price per pound largely reflects higher market prices of raw materials, which increased average selling price per pound by approximately $3.40 and price increases and other sales factors, which increased average selling price per pound by approximately $1.03, along with a higher-value product mix, which increased average selling price per pound by approximately $0.68.

Cost of Sales. Cost of sales was $96.9 million, or 74.5% of net revenues, in the third quarter of fiscal 2022 compared to $74.5 million, or 84.5% of net revenues, in the same period of fiscal 2021. The 100 basis point decrease in cost of sales as a percentage of revenues was primarily attributable to variable cost saving measures that enable the Company to minimize the increase in costs in periods of higher net revenues.  Additionally, higher volumes sold during the quarter improved the utilization of fixed costs and eliminated the need for fixed costs to be directly expensed, as was the case in the third quarter of fiscal 2021, which had $2.0 million of costs directly expensed to Cost of Sales.

Gross Profit.  As a result of the above factors, gross profit was $33.2 million for the third quarter of fiscal 2022, an increase of $19.6 million from the same period of fiscal 2021. Gross profit as a percentage of net revenue increased to 25.5% in the third quarter of fiscal 2022 as compared to 15.5% in the same period of fiscal 2021.  The third quarter of fiscal 2021 was adversely impacted by the COVID-19 pandemic as volumes were significantly reduced.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.8 million for the third quarter of fiscal 2022, an increase of $0.4 million, or 3.2%, from the same period of fiscal 2021.  Selling, general and administrative expense as a percentage of net revenues decreased to 9.1% for the third quarter of fiscal 2022 compared to 13.0% for the same period of fiscal 2021, largely driven by higher net revenues.  Investments in consulting costs related to information system improvements as well as general inflation were the primary drivers of the increased expense in the third quarter of fiscal 2022.  Additionally, the Company increased its reserves on accounts receivable which also contributed to the increase in expense.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.7% of net revenue, for the third quarter of fiscal 2022, compared to $0.8 million, or 0.9% of net revenue, in the same period of fiscal 2021.

Operating Income/(Loss).  As a result of the above factors, including increased sales volume and higher pricing as well as improved gross profit, operating income in the third quarter of fiscal 2022 was $20.4 million compared to $1.4 million in the same period of fiscal 2021.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was a benefit of $1.1 million in the third quarter of fiscal 2022 compared to an expense of $0.4 million in the same period of fiscal 2021.  The difference was primarily driven by a favorable actuarial valuation of the U.S. pension plan liability as of September 30, 2021 caused by a higher-than-expected return on plan assets coupled with a higher discount rate.  The amortization of this favorable valuation is recorded as a benefit to nonoperating retirement benefit expense (income).

Income Taxes. Income tax expense was $5.2 million, or 24.8% of income before income taxes, in the third quarter of fiscal 2022 compared to $0.3 million in the same period of fiscal 2021 driven primarily by a difference in income (loss) before income taxes of $20.1 million.

Net Income/(Loss).  As a result of the above factors, net income in the third quarter of fiscal 2022 was $15.6 million, compared to $0.4 million in the same period of fiscal 2021.

Volumes and Pricing

Demand continues to improve and volumes continue to increase with 4.5 million pounds shipped in the third quarter of fiscal 2022, representing a sequential increase of 4.7% and a year-over-year increase of 21.7%.  Aerospace volumes were 2.1 million pounds in the quarter, representing a sequential increase of 18.5% and a year-over-year increase of 58.2%.  This quarter’s aerospace volume was 83% of the pre-pandemic levels of the average fiscal 2019 volume (aerospace net sales were 95% of pre-pandemic 2019 average).  The Company continues to expect to return to fiscal 2019 monthly run-rate shipment levels by the end of fiscal 2022.  Chemical processing volume increased sequentially 1.4% and year-over-year 8.4% driven by continued recovery from the pandemic and higher capital spending in the chemical sector.  Industrial gas turbine shipments decreased sequentially (23.0)%, after last quarter’s sequential increase of 77%, and a (5.0)% decrease year-over-year, due to timing of certain shipments. Other markets sequentially increased 75.0%, due to lower shipments into the flue-gas desulphurization market in the previous quarter, and year-over-year by 2.9%.  Overall, volumes are expected to continue to increase with the extremely high level of incoming orders.

The Company has an ongoing strategy of increasing pricing and margins, recognizing the high-value, differentiated products and services it offers. The Company implemented multiple price increases for contract and non-contract business as market conditions improved and in response to higher inflation.  Customer long-term agreements have adjustors for specific raw material prices and for changes in the producer price index to help cover general inflationary items.  The product average selling price per pound in the third quarter of fiscal 2022 was $27.23, which increased 7.1% sequentially and 23.1% year-over-year due to the noted price increases, raw material adjustors as well as a higher value product mix.

Gross Profit Margin Trend Performance

This quarter showed significant profitability leverage with increasing volumes to 4.5 million pounds shipped, showing continued traction and momentum as volumes recover along with rising raw material tailwinds.  Gross margins continued to increase with a 25.5% gross margin this quarter compared to 20.0% last quarter (a 550 basis point improvement) and 15.5% in the third quarter of last year (a 1,000 basis point improvement).  The Company has implemented focus initiatives designed to increase pricing and reduce costs.  These initiatives, combined with improved volumes compared to the same quarter last year, has driven growth in gross margins and profitability at a much lower volume breakeven point.  The Company previously needed to sell more than five million pounds to be profitable.  Recent quarters demonstrate the Company’s successful reduction of its breakeven point by roughly 25% with the current mix.

Backlog

The Company experienced continued high levels of order entry over the past quarter across each of its core markets totaling $181.5 million, led by aerospace, which had a $100.1 million order entry and a 1.6 book-to-bill ratio (customer orders divided by net revenues).  Backlog was a record $338.2 million at June 30, 2022, an increase of $57.5 million, or 20.5%, from $280.7 million at March 31, 2022.  Backlog pounds at June 30, 2022 increased 13.8% during the third quarter to approximately 12.1 million pounds, which is the highest level of backlog pounds in the Company’s history.  The average selling price of products in the Company’s backlog increased to $27.89 per pound at June 30, 2022 from $26.35 per pound at March 30, 2022.

Capital Spending

During the first nine months of fiscal 2022, capital investment was $11.5 million, and total planned capital expenditures for fiscal 2022 are expected to be approximately $15.0 million, which is lower than the previous estimate of $17.7 million due to equipment supply constraints.  The Company does not expect any impact on operations as a result of these constraints.

Pension and Postretirement Plans

The Company’s U.S. pension glide path strategy, adopted in fiscal 2021, is in place with changes to the asset allocation including a customized liability-driven investing strategy, which is intended to reduce interest rate and equity risks.  The Company expects significantly reduced volatility going forward related to the pension funding percentage (the U.S. pension plan is currently approximately 92% funded) and reduced pension and postretirement expense ($6.0 million less in fiscal year 2021 vs. 2022).  As of the end of the third quarter of fiscal 2022, the U.S. net pension liability was approximately $20.7 million, a reduction of $85.1 million below the $105.8 million on the balance sheet at the beginning of fiscal 2021.  Inclusive of the retiree healthcare liability and U.K. pension asset, the net liability decrease is $98.1 million since the beginning of fiscal year 2021.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $339.3 million at June 30, 2022, an increase of $100.7 million, or 42.2%, from $238.7 million at September 30, 2021. The increase resulted primarily from inventory increasing by $95.6 million and accounts receivable increasing by $21.6 million during the first nine months of fiscal 2022, partially offset by accounts payable and accrued expenses increasing by $16.5 million during the same period.  The Company continued to build work-in-process inventory during the nine-month period in response to the rapidly growing backlog.

Liquidity

The Company had cash and cash equivalents of $9.4 million at June 30, 2022, compared to $47.7 million at September 30, 2021.  Additionally, the Company had $46.5 million of borrowings against the line of credit outstanding as of June 30, 2022.

Net cash used in operating activities in the first nine months of fiscal 2022 was $57.6 million compared to net cash provided by operating activities of $40.2 million in the first nine months of fiscal 2021, a difference of $97.8 million.  Cash used in operating activities in the first nine months of fiscal 2022 was driven by an increase in inventory of $98.9 million during the first nine months of fiscal 2022 as compared to a decrease in inventory of $18.5 million during the same period of fiscal 2021, and an increase in accounts receivable of $24.3 million during the first nine months of fiscal 2022 as compared to a decrease in accounts receivable of $0.1 million during the same period of fiscal 2021. This was partially offset by net income of $28.8 million in the first nine months of fiscal 2022 as compared to net loss of $(11.2) million during the same period of fiscal 2021.

Net cash used in investing activities was $11.5 million in the first nine months of fiscal 2022, which was higher than cash used in investing activities of $4.2 million during the same period of fiscal 2021 due to higher additions to property, plant and equipment.  Capital spending in fiscal 2022 reflects a more normal level of investment, however, below the rate of depreciation, after lower than historical levels of investment in fiscal 2021.

Net cash provided by financing activities was $31.5 million in the first nine months of fiscal 2022, a difference of $41.3 million from cash used in financing activities of $9.8 million during the first nine months of fiscal 2021.  This difference was primarily driven by a net borrowing of $46.5 million against the revolving line of credit during the first nine months of fiscal 2022, partially offset by share repurchases of $6.8 million in the first nine months of fiscal 2022 as compared to $0.2 million during the same period of fiscal 2021.  Dividends paid of $8.3 million during the first nine months of fiscal 2022 were comparable to same period of fiscal 2021.

Dividend Declared

On July 28, 2022, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2022 to stockholders of record at the close of business on September 1, 2022.

Guidance

The company intends to continue the ramp up of both production and sales levels in response to the record backlog growth.  We expect revenue and earnings in our fourth quarter of fiscal year 2022 to be slightly above the results from the third-quarter of fiscal year 2022.

Earnings Conference Call

The Company will host a conference call on Friday, July 29, 2022 to discuss its results for the third quarter of fiscal 2022.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, July 29, 2022	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)
		Access Code:	408289

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, July 29th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, August 28, 2022. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	45910

A replay of the Webcast will also be available for one year at www.haynesintl.com.

Non-GAAP Financial Measures

This press release includes discussions of a financial measure, Adjusted EBITDA, that has not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP).  A reconciliation of Adjusted EBITDA to its most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measure is important, is included in the attached schedules.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2022 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results on our results, capital expenditures, demand for our products and operations, dividends and the impact of COVID-19 on the economy and our business, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties..  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2022	2021	2022
Net revenues	$88,143	$130,165	$242,383	$346,651
Cost of sales	74,485	96,943	219,353	272,239
Gross profit	13,658	33,222	23,030	74,412
Selling, general and administrative expense	11,475	11,847	32,465	34,991
Research and technical expense	831	957	2,482	2,806
Operating income (loss)	1,352	20,418	(11,917)	36,615
Nonoperating retirement benefit expense (income)	359	(1,088)	1,077	(3,264)
Interest income	(4)	(1)	(9)	(15)
Interest expense	298	750	900	1,564
Income (loss) before income taxes	699	20,757	(13,885)	38,330
Provision for (benefit from) income taxes	277	5,149	(2,648)	9,579
Net income (loss)	$422	$15,608	$(11,237)	$28,751
Net income (loss) per share:
Basic	$0.03	$1.25	$(0.91)	$2.30
Diluted	$0.03	$1.24	$(0.91)	$2.28
Weighted Average Common Shares Outstanding
Basic	12,515	12,339	12,507	12,346
Diluted	12,676	12,459	12,507	12,507

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2021	2022
ASSETS
Current assets:
Cash and cash equivalents	$47,726	$9,438
Accounts receivable, less allowance for doubtful accounts of $553 and $739 at September 30, 2021 and June 30, 2022, respectively	57,964	79,562
Inventories	248,495	344,088
Income taxes receivable	1,292	12
Other current assets	6,129	4,595
Total current assets	361,606	437,695
Property, plant and equipment, net	147,248	144,216
Deferred income taxes	16,397	12,077
Other assets	10,829	10,708
Goodwill	4,789	4,789
Other intangible assets, net	5,586	5,039
Total assets	$546,455	$614,524
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,680	$66,437
Accrued expenses	20,100	17,871
Income taxes payable	379	1,751
Accrued pension and postretirement benefits	3,554	3,554
Revolving credit facilities	—	46,500
Deferred revenue—current portion	2,500	2,500
Total current liabilities	74,213	138,613
Long-term obligations (less current portion)	8,301	8,030
Deferred revenue (less current portion)	10,329	8,454
Deferred income taxes	3,459	3,361
Operating lease liabilities	664	764
Accrued pension benefits (less current portion)	26,663	20,698
Accrued postretirement benefits (less current portion)	79,505	80,531
Total liabilities	203,134	260,451
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,757,778 and 12,825,922 shares issued and 12,562,140 and 12,462,478 shares outstanding at September 30, 2021 and June 30, 2022, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	262,057	265,154
Accumulated earnings	101,015	121,495
Treasury stock, 195,638 shares at September 30, 2021 and 363,444 shares at June 30, 2022	(7,423)	(14,218)
Accumulated other comprehensive loss	(12,341)	(18,371)
Total stockholders’ equity	343,321	354,073
Total liabilities and stockholders’ equity	$546,455	$614,524

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2021	2022
Cash flows from operating activities:
Net income (loss)	$(11,237)	$28,751
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	14,383	13,810
Amortization	350	547
Pension and post-retirement expense - U.S. and U.K.	6,119	1,650
Change in long-term obligations	(24)	(15)
Stock compensation expense	3,371	2,750
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	(3,865)	4,182
Loss on disposition of property	23	5
Change in assets and liabilities:
Accounts receivable	145	(24,312)
Inventories	18,468	(98,880)
Other assets	(275)	1,666
Accounts payable and accrued expenses	18,009	18,045
Income taxes	2,830	2,666
Accrued pension and postretirement benefits	(6,232)	(6,589)
Net cash provided by (used in) operating activities	40,190	(57,599)
Cash flows from investing activities:
Additions to property, plant and equipment	(4,155)	(11,464)
Net cash used in investing activities	(4,155)	(11,464)
Cash flows from financing activities:
Revolving credit facility borrowings	—	64,500
Revolving credit facility repayments	—	(18,000)
Dividends paid	(8,395)	(8,329)
Proceeds from exercise of stock options	—	347
Payment for purchase of treasury stock	(238)	(6,795)
Payment for debt issuance cost	(997)	—
Payments on long-term obligations	(161)	(183)
Net cash used in financing activities	(9,791)	31,540
Effect of exchange rates on cash	682	(765)
Increase (decrease) in cash and cash equivalents:	26,926	(38,288)
Cash and cash equivalents:
Beginning of period	47,238	47,726
End of period	$74,164	$9,438

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2021	2021	2021	2022	2022
Net revenues	$88,143	$95,278	$99,430	$117,056	$130,165
Gross profit margin	13,658	16,700	17,777	23,413	33,222
Gross profit margin %	15.5%	17.5%	17.9%	20.0%	25.5%
Net income (loss)	422	2,554	4,659	8,484	15,608
Net income (loss) per share:
Basic	$ 0.03	$ 0.20	$ 0.37	$ 0.68	$ 1.25
Diluted	$ 0.03	$ 0.20	$ 0.37	$ 0.67	$ 1.25

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2021	2021	2021	2022	2022
Net revenues (in thousands)
Aerospace	$33,950	$38,966	$48,455	$52,918	$60,981
Chemical processing	17,010	15,813	17,450	22,850	24,180
Industrial gas turbines	17,835	18,534	14,598	24,788	23,991
Other markets	13,709	16,056	14,487	9,755	14,518
Total product revenue	82,504	89,369	94,990	110,311	123,670
Other revenue	5,639	5,909	4,440	6,745	6,495
Net revenues	$88,143	$95,278	$99,430	$117,056	$130,165

Shipments by markets (in thousands of pounds)
Aerospace	1,354	1,528	1,864	1,808	2,142
Chemical processing	814	722	794	870	882
Industrial gas turbines	1,147	1,178	799	1,416	1,090
Other markets	415	538	420	244	427
Total shipments	3,730	3,966	3,877	4,338	4,541

Average selling price per pound
Aerospace	$25.07	$25.50	$26.00	$29.27	$28.47
Chemical processing	20.90	21.90	21.98	26.26	27.41
Industrial gas turbines	15.55	15.73	18.27	17.51	22.01
Other markets	33.03	29.84	34.49	39.98	34.00
Total product (product only; excluding other revenue)	22.12	22.53	24.50	25.43	27.23
Total average selling price (including other revenue)	$23.63	$24.02	$25.65	$26.98	$28.66

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

ADJUSTED EBITDA – NON-GAAP FINANCIAL MEASURE

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2022	2021	2022
Operating income (loss)	$1,352	$20,418	$(11,917)	$36,615
Depreciation	4,795	4,558	14,383	13,810
Amortization	119	225	350	547
Stock compensation expense	1,158	933	3,371	2,750
Adjusted EBITDA	$7,424	$26,134	$6,187	$53,722

Management believes that Adjusted EBITDA provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.